EXHIBIT 99.2

DARDEN RESTAURANTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On July 28, 2014, Darden Restaurants, Inc. (“Darden”) completed the sale of Red Lobster and certain other assets and associated liabilities (the “Sale”) to affiliates of Golden Gate Capital, pursuant to an Asset and Stock Purchase Agreement dated as of May 15, 2014, for $2.1 billion in cash.

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements. The unaudited pro forma condensed consolidated financial data gives effect to the events described below as if they had occurred at May 26, 2013, in the case of statement of earnings data and May 25, 2014 in the case of balance sheet data. As the purpose of the pro forma information provided below is to illustrate the results of operations of Darden without the disposed Red Lobster business, the effects of the transaction, including the estimated gain on sale, disposal costs and related tax effects, were excluded from the pro forma statement of earnings. The unaudited pro forma financial data as of and for the year ended May 25, 2014 give effect to the following:

•	The Sale of Red Lobster;

•	The anticipated redemption of $1.0 billion of long-term debt funded from the proceeds of the Sale; and

•	The anticipated repurchase of $500.0 million of outstanding Darden common stock funded from the proceeds of the Sale.

See our Current Reports on Form 8-K filed May 16, 2014, May 21, 2014 (as amended on May 23, 2014) and July 28, 2014 for additional information relating to the Sale, our Current Reports on Form 8-K filed on June 30, 2014, July 14, 2014, July 15, 2014, July 25, 2014 and July 28, 2014 for additional information on the tender offer and redemption of long-term debt and our Current Report on Form 8-K filed July 31, 2014 for additional information on our repurchase of common stock.

This information should be read in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended May 25, 2014.

The following unaudited pro forma condensed consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had the Sale occurred at the dates indicated, or the repurchase or redemption of long-term debt or repurchase of shares been completed, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.

This discussion of the unaudited pro forma condensed consolidated financial information contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives and the remaining businesses of Darden. Statements preceded by, followed by or that include words such as “may,” “will,” “expect’” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 25, 2014. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

DARDEN RESTAURANTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEETS
(In millions)

	May 25, 2014
	Historical (1)	Red Lobster Disposition (2)	Debt Retirement (3)/ Share Repurchase (4)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$98.3	$2,106.3	$(1,542.6)	$662.0
Receivables, net	83.8			83.8
Inventories	196.8			196.8
Prepaid income taxes	10.9	(10.9)		—
Prepaid expenses and other current assets	72.3			72.3
Deferred income taxes	124.0	26.3		150.3
Assets held for sale	1,390.3	(1,390.3)		—
Total current assets	$1,976.4	$731.4	$(1,542.6)	$1,165.2
Land, buildings and equipment, net	3,381.0			3,381.0
Goodwill	872.5			872.5
Trademarks	574.6			574.6
Other assets	296.2		(8.1)	288.1
Total assets	$7,100.7	$731.4	$(1,550.7)	$6,281.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233.1			$233.1
Short-term debt	207.6			207.6
Accrued payroll	125.7			125.7
Accrued income taxes	—	371.7	(35.1)	336.6
Other accrued taxes	64.5			64.5
Unearned revenues	299.7			299.7
Current portion of long-term debt	15.0			15.0
Other current liabilities	457.4			457.4
Liabilities associated with assets held for sale	215.5	(215.5)		—
Total current liabilities	$1,618.5	$156.2	$(35.1)	$1,739.6
Long-term debt, less current portion	2,481.4		(1,000.0)	1,481.4
Deferred income taxes	286.1		15.8	301.9
Deferred rent	206.2			206.2
Obligations under capital leases, net of current installments	52.0			52.0
Other liabilities	299.6			299.6
Total liabilities	$4,943.8	$156.2	$(1,019.3)	$4,080.7
Stockholders’ equity:				—
Common stock and surplus	1,302.2		(500.0)	802.2
Retained earnings	995.8	575.2	(56.6)	1,514.4
Treasury stock	(7.8)			(7.8)
Accumulated other comprehensive income (loss)	(128.1)		25.2	(102.9)
Unearned compensation	(5.2)			(5.2)
Total stockholders’ equity	$2,156.9	$575.2	$(531.4)	$2,200.7
Total liabilities and stockholders’ equity	$7,100.7	$731.4	$(1,550.7)	$6,281.4
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

DARDEN RESTAURANTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF EARNINGS
(In millions, except per share data)

	Fiscal Year Ended May 25, 2014
	Historical (1)	Pro Forma Adjustments	Pro Forma
Sales	$6,285.6		$6,285.6
Costs and expenses:
Cost of sales:
Food and beverage	1,892.2		1,892.2
Restaurant labor	2,017.6		2,017.6
Restaurant expenses	1,080.7		1,080.7
Total cost of sales, excluding restaurant depreciation and amortization	$4,990.5	$—	$4,990.5
Selling, general and administrative (5)	663.5		663.5
Depreciation and amortization	304.4		304.4
Interest, net (6)	134.3	(49.5)	84.8
Asset impairment, net	18.3		18.3
Total costs and expenses	$6,111.0	$(49.5)	$6,061.5
Earnings before income taxes	174.6		224.1
Income taxes	(8.6)	18.9	10.3
Earnings from continuing operations	$183.2	$(18.9)	$213.8

Net earnings per share from continuing operations (7):
Basic	$1.40		$1.77
Diluted	$1.38		$1.74
Average number of common shares outstanding (7):
Basic	131.0		120.9
Diluted	133.2		123.1

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

DARDEN RESTAURANTS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1)
Reflects the historical balance sheet and statement of earnings of Darden as reported in our fiscal 2014 Annual Report on Form 10-K. As of and for the year ended May 25, 2014, Red Lobster was classified as a discontinued operation.

(2)
Reflects the sale of Red Lobster and certain related assets and associated liabilities for $2.1 billion in cash, which were included in Darden’s fiscal 2014 consolidated financial statements as Held for Sale. Also includes impact of the estimated gain on Sale, net of estimated disposal costs and related tax effects.

a.
Gain on Sale estimated to be approximately $930.0 million based on assets and liabilities classified as held for sale as of May 25, 2014. As the Sale did not close until July 28, 2014, assets and liabilities ultimately disposed of and the resulting gain recognized on the Sale could change.

b.	Tax effects of gain, net of disposal costs based on Darden’s blended statutory rate of 38.25%.

(3)
Reflects the retirement of $610.0 million aggregate principal amount of publicly issued notes via a tender offer process anticipated to close on August 8, 2014, the redemption of $100 million aggregate principal amount of publicly issued debentures anticipated to close on August 27, 2014 and the repurchase of $290.0 million aggregate principal amount of senior notes issued in a private placement transaction, which closed on July 31, 2014. Also includes the impact of breakage and other costs associated with the retirement of the debt, including the accelerated amortization of deferred losses on derivative contracts associated with the retired debt and related tax effects.

a.	Early tender and other premiums associated with retiring the $1.0 billion in principal estimated to be approximately $42.6 million.

b.
Deferred losses currently in accumulated other comprehensive income (loss) of approximately $41.0 million anticipated to be reclassified to earnings as losses are associated with future interest payments that are deemed probable not to occur.

c.	Original issuance discounts and deferred issuance costs of $8.1 million associated with debt expected to be retired.

d.	Tax effects of breakage and other costs based on Darden’s blended statutory rate of 38.25%.

(4)
Reflects the repurchase of $500.0 million of outstanding common stock, which is anticipated to be acquired via an accelerated stock repurchase agreement projected to be completed in or prior to December 2014.

(5)
For the fiscal year ended May 25, 2014, Selling General and Administrative expenses include certain costs and expenses which are not expected to be incurred on an ongoing basis. As disclosed in our 2014 Annual Report on Form 10-K, we incurred costs related to Darden’s strategic action plan and workforce reductions included in fiscal 2014 earnings from continuing operations of $20.3 million and $9.8 million, respectively. These costs were not included in the pro forma adjustments as they are not directly related to the Sale.

(6)
Reflects a reduction in interest expense based on the anticipated retirement of approximately $1.0 billion of long-term debt. The impact is inclusive of an approximately $4.8 million reduction of amortization of deferred losses on derivatives settled at the inception of certain of the retired debt tranches. These impacts will vary based the specific notes retired, however, is not expected to vary materially from this amount.

(7)
Reflects a reduction in outstanding shares and a corresponding increase in net earnings per share due to the anticipated repurchase of $500.0 million of Darden’s outstanding common stock. Assuming the repurchase is completed as of the beginning of fiscal 2014 and based on our fiscal 2014 year-end stock price of $49.55 per share, the pro formas reflect a reduction of 10.1 million outstanding shares. The amount of shares repurchased will vary based on the amount of cash available and average price of Darden stock as the shares are repurchased. The impact on net earnings per share will vary based on the timing of the repurchases.

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